Exhibit 23.4

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 25, 2014, relating to the combined consolidated financial statements of Prairie Mines & Royalty Ltd. and Coal Valley Resources Inc., appearing in the Current Report on Form 8-K dated May 2, 2014 of Westmoreland Coal Company, for the year ended December 31, 2013.

/s/ Deloitte LLP

Edmonton, Canada
May 30, 2014